Exhibit 99.1

Park City Group Revenue Increases 9%, Net Income Increases 45%, EPS Up 62% for Fiscal Second Quarter of 2023

Salt Lake City, UT – February 14, 2023 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the second quarter of fiscal 2023 and year-to-date for the period ended December 31, 2022.

Second Quarter Financial Highlights:

●	Second quarter total revenue increased 9% to $4.75 million from $4.35 million.
●	Recurring revenue increased 10% for the quarter.
●	Total quarterly operating expense increased 5% to $3.57 million from $3.40 million.
●	Quarterly operating income increased 23% to $1.18 million from $0.96 million last year.
●	Quarterly GAAP net income increased 45% to $1.27 million from $0.87 million last year.
●	Quarterly net income to common shareholders was $1.12 million, up 54% from $0.72 million last year.
●	Quarterly EPS of $0.06, up 62% from $0.04 last year.
●	During the quarter, the Company repurchased 88,741 shares at an average price of $5.05 for a total of $448,266 during the quarter.
●	Declared a quarterly cash dividend of $0.015 per share ($0.06 per year), payable to shareholders of record on February 15, 2023, which dividend will be paid on or about February 21, 2023.

Fiscal Year-to-Date Financial Highlights:

●	Fiscal year-to-date revenue increased 6% to $9.47 million from $8.91 million.
●	Recurring revenue increased 8% year-to-date.
●	Total year-to-date operating expense increased 4% to $7.07 million from $6.80 million.
●	Year-to-date operating income increased 13% to $2.40 million from $2.12 million last year.
●	Year-to-date GAAP net income increased 40% to $2.55 million from $1.82 million last year
●	Year-to-date net income to common shareholders was $2.26 million, up 48% from $1.53 million last year.
●	Year-to-date EPS of $0.12, up 56% from $0.08 last year.
●	Year-to-date cash from operations of $3.30 million, up 8% from $3.06 million last year.
●	Cash at December 31, 2022 was $21.4 million.
●	Year-to-date, the Company repurchased 109,600 shares at an average price of $5.03 for a total $551,922.

Randall K. Fields, Chairman and CEO of Park City Group commented, “Our recurring revenue continues to accelerate without any contribution from the traceability catalyst that will begin benefiting Park City later in calendar 2023. As you can see, the continued growth in organic revenue disproportionally drove operating leverage, as 9% revenue growth translated to 23% operating income growth and 45% net income growth. Our strategy has and will continually to be squarely focused on operating leverage and earnings power. We therefore believe incremental top line growth will continue to drive profitability and cash generation faster than revenue. This will continue to fortify our already strong balance sheet and further continue to fund our capital allocation strategy.”

“The traceability opportunity is unfolding ahead of our expectations, as several new and existing customers have already signed up with ReposiTrak Traceability Network, or RTN. We now expect to be onboarding thousands of suppliers during the next several years, starting later in 2023,” added Mr. Fields. “This initiative, already representing our largest opportunity to date, continues to grow, and our position as the ideal company to address the track-and-trace requirements for retailers is reinforced by our partnerships with industry leaders and trade associations. Simultaneously, we are actively preparing for the task of onboarding thousands of suppliers into our ReposiTrak Traceability Network (RTN).

We will be ready; lots more customers is not a bad problem to have.”

Second Fiscal Quarter Financial Results (three months ended December 31, 2022, vs. three months ended December 31, 2021):

Total revenue was up 9% to $4.75 million as compared to $4.35 million in the prior-year second quarter as 10% growth in recurring revenue offset the planned elimination of non-recurring revenue and sunsetting for non-core services. Total operating expense of $3.57 million was up 5% compared to $3.40 million last year, reflecting investments in traceability and other growth initiatives and continued rigor in expense management. GAAP net income was $1.27 million compared to $872,000. Net income to common shareholders was $1.12 million, or $0.06 per diluted share, compared to $725,000, or $0.04 per diluted share.

Fiscal Year-to-Date Financial Results (six months ended December 31, 2022, vs. six months ended December 31, 2021):

Total revenue was $9.47 million, up 6% as compared to $8.91 million in the prior-year period. Total operating expense of $7.07 million was up 4% compared to $6.80 million last year. GAAP net income was $2.55 million compared to $1.82 million. Net income to common shareholders was $2.26 million, or $0.12 per diluted share, compared to $1.53 million, or $0.08 per diluted share.

Return of Capital:

In the second quarter, the Company repurchased 88,741 shares at an average price of $5.05 for a total of $448,266. The Company has approximately $10.3 million remaining on the $21 million total buyback authorization since inception.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). Quarterly cash dividends will be paid to shareholders on or about 45 days following each quarterly period.

Balance Sheet:

The Company had $21.4 million in cash and cash equivalents at December 31, 2022, compared to $21.5 million at June 30, 2022. The Company had $0.450 million drawn on its working line of credit as of December 31, 2022 compared to $2.6 million at June 30, 2022. Funds were utilized to buy back additional shares of stock.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Tuesday, February 14, 2023

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13736176

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Tuesday, February 14, 2023, 7:15 p.m. ET

Replay Expiry: Tuesday, March 14, 2023, 11:59 p.m. ET

Replay Pin Number: 13736176

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31, 2022	June 30, 2022
Assets
Current Assets
Cash	$21,400,255	$21,460,948
Receivables, net of allowance for doubtful accounts of $184,847 and $206,093 at December 31, 2022 and June 30, 2022, respectively	2,827,039	3,165,200
Contract asset – unbilled current portion	440,087	649,433
Prepaid expense and other current assets	1,197,120	1,307,128
Total Current Assets	25,864,501	26,582,709

Property and equipment, net	1,154,534	764,517

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	60,130	82,934
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	340,062	368,512
Customer relationships	328,500	394,200
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	85,866	114,488
Total Other Assets	21,828,910	21,974,486

Total Assets	$48,847,945	$49,321,712

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$389,708	$690,638
Accrued liabilities	1,332,720	1,206,284
Contract liability – deferred revenue	1,566,383	1,555,143
Lines of credit	448,742	2,590,907
Operating lease liability – current	56,306	53,862
Notes payable and financing leases – current	220,915	-
Total current liabilities	4,014,774	6,096,834

Long-term liabilities
Operating lease liability – less current portion	293,202	321,818
Notes payable and financing leases – less current portion	283,576	-
Total liabilities	4,591,552	6,418,652

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at December 31, 2022 and June 30, 2022;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at December 31, 2022 and June 30, 2022, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,394,296 and 18,460,538 issued and outstanding at December 31, 2022 and June 30, 2022, respectively	183,945	184,608
Additional paid-in capital	68,303,199	68,653,361
Accumulated deficit	(24,239,129)	(25,943,287)
Total stockholders’ equity	44,256,393	42,903,060
Total liabilities and stockholders’ equity	$48,847,945	$49,321,712

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021

Revenue	$4,750,513	$4,353,587	$9,470,990	$8,913,264

Operating expense:
Cost of services and product support	866,642	817,213	1,699,346	1,663,700
Sales and marketing	1,226,812	1,152,036	2,427,071	2,340,929
General and administrative	1,252,357	1,209,002	2,475,819	2,305,658
Depreciation and amortization	229,160	217,767	465,166	478,931

Total operating expense	3,574,971	3,396,018	7,067,402	6,789,218

Income from operations	1,175,542	957,569	2,403,588	2,124,046

Other income (expense):
Interest income	199,266	86,884	278,358	142,040
Interest expense	(18,058)	(3,303)	(42,710)	(6,201)
Unrealized gain (loss) on short term investments	(31,406)	(113,807)	(38,821)	(263,098)
Other gain (loss)	-	-	70,047	(83,081)

Income before income taxes	1,325,344	927,343	2,670,462	1,913,706

(Provision) for income taxes:	(60,000)	(55,275)	(120,006)	(94,821)
Net income	1,265,344	872,068	2,550,456	1,818,885

Dividends on preferred stock	(146,611)	(146,611)	(293,222)	(293,222)

Net income applicable to common shareholders	$1,118,733	$725,457	$2,257,234	$1,525,663

Weighted average shares, basic	18,402,000	19,357,000	18,419,000	19,370,000
Weighted average shares, diluted	18,630,000	19,682,000	18,678,000	19,658,000
Basic income per share	$0.06	$0.04	$0.12	$0.08
Diluted income per share	$0.06	$0.04	$0.12	$0.08

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$2,550,456	$1,818,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	465,166	478,931
Amortization of operating right of use asset	28,450	44,382
Stock compensation expense	209,869	234,396
Bad debt expense	300,000	250,000
Gain on disposal of assets	-	(24,737)
Loss on sale of property and equipment	-	107,820
(Increase) decrease in:
Accounts receivables	247,507	285,141
Long-term receivables, prepaids and other assets	21,431	(97,532)
(Decrease) increase in:
Accounts payable	(300,930)	15,721
Operating lease liability	(26,172)	(44,382)
Accrued liabilities	(207,025)	87,811
Deferred revenue	11,240	(97,482)
Net cash provided by operating activities	3,299,992	3,058,954

Cash flows from investing activities:
Sale of property and equipment	-	1,374,085
Purchase of property and equipment	(270,854)	(17,049)
Net cash provided by (used in) investing activities	(270,854)	1,357,036

Cash flows from financing activities:
Net (decrease) increase in lines of credit	(2,142,165)	(5,070,000)
Common Stock buyback/retirement	(551,923)	(1,470,974)
Proceeds from employee stock plan	48,903	56,577
Dividends paid	(570,511)	(293,222)
Payments on notes payable	125,865	-
Net cash used in financing activities	(3,089,831)	(6,777,619)

Net decrease in cash and cash equivalents	(60,693)	(2,361,629)

Cash and cash equivalents at beginning of period	21,460,948	24,070,322
Cash and cash equivalents at end of period	$21,400,255	$21,708,693